Exhibit 99.1

NEWS FOR RELEASE: 7/31/2007, 4pm ET                        CONTACT: Lee Brown
                                                               (719) 481-7213
                                                        lee.brown@ramtron.com

                     RAMTRON REPORTS SECOND-QUARTER 2007
                              FINANCIAL RESULTS

       Second Quarter Net Income Increases 25% on 20% Higher Revenue

COLORADO SPRINGS, CO - July 31, 2007 - Ramtron International Corporation (Nasdaq: RMTR), a leading developer and supplier of nonvolatile ferroelectric random access memory (FRAM) and integrated semiconductor products, today reported total revenue of $12.3 million for the second quarter of 2007, 20% higher than the $10.3 million reported for the same quarter of 2006. Second quarter product revenue was $11.9 million, 20% higher than product revenue of $9.9 million reported for the same quarter last year.

Second-quarter net income was $248,000, or $0.01 per share, compared with net income of $198,000, or $0.01 per share, for the same quarter a year earlier. Included in the second quarter 2007 results are non-cash, stock-based compensation charges of $571,000. Without these charges, second-quarter net income would have been $819,000 or $0.03 per share. Product gross margin for the second quarter of 2007 was 53% compared with 51% for the second quarter of 2006.

"We executed to our plan strategically, operationally and financially in the second quarter," said Ramtron CEO Bill Staunton. "As new and existing customers come to recognize and further appreciate the solution value that Ramtron brings to their applications, we are continuing to deepen our presence in our target markets - metering, automotive, computing and industrial - and strengthen our leadership position in the broad commercialization of FRAM.

"Consistent with our planned shift toward feature rich FRAM products, we continued to drive processor companion product sales and brought six new integrated products to market, which included our first custom device. We improved product gross margin two percent over the same period last year due to improving yields and increased manufacturing efficiencies. All other expense categories were in line with our operating targets for 2007, resulting in 6.6% net income as a percent of total sales, before stock-based compensation expenses," Staunton added.

Second-Quarter Product Highlights:
---------------------------------

  - Integrated product revenue grew 33% to $1.6 million, or 13% of FRAM product revenue, during the second quarter of 2007, compared with $1.2 million, or 12% of FRAM revenue, for the second quarter of 2006.

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  -  Ramtron introduced the FM33x product family - a new line of Ramtron
     FRAM-Enhanced (trademark) Processor Companions with a high-speed serial peripheral interface (SPI). The FM33x family combines, in one small package, all the benefits of a nonvolatile RAM with a comprehensive set of highly integrated support and peripheral functions for processor-based designs.

  - Ramtron launched the semiconductor industry's first nonvolatile state saver - a novel device that saves the state of signals on demand and restores them to the correct state automatically upon the restoration of power. Ramtron's FRAM technology uniquely enables this capability due to its fast write time and virtually unlimited write endurance.

  - Ramtron expanded its line of Ramtron FRAM Grade 1 automotive memory products with the qualification of an additional serial FRAM device to operate at +125 degrees Celsius (C). The FM25CL64-GA - a 3-volt, 64-kilobit (Kb) FRAM with a high-speed serial peripheral interface (SPI) - is now Grade 1 AEC-Q100 qualified, making it suitable for automotive applications under the hood, as well as in the passenger cab.

  - Ramtron launched the VRS51L3174, an 8051-based microcontroller with 8 kilobytes (KB) of nonvolatile Ramtron FRAM memory that drops into industry standard 44-pin QFP sockets for easy device migration.

"Based on our performance in the first half of this year, we remain on track to achieve our goals for 2007. For full-year 2007, we are still targeting year-over-year revenue growth of 20% to 25%, and 5.0% to 6.5% net income as a percent of total revenue before stock-based compensation expenses," Staunton added.

Conference Call
---------------

Ramtron management's teleconference today will be webcast live on the corporate website. Management plans to webcast slides to support its prepared remarks on quarterly results and business outlook, and then host a live question-and-answer session with institutional investors and research analysts.

How to Participate
------------------

Ramtron Second-Quarter 2007 Results Teleconference
July 31, 2007 at 2:00 p.m. PT / 5:00 p.m. ET

Go to the home page of the Ramtron site at www.ramtron.com and click on the teleconference link. From this site, you can access the teleconference webcast, assuming that your computer system is configured properly. A webcast replay will be available for one year, and a telephonic replay will be available for seven days after the live call at (706) 645-9291, code # 7221721.

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About Ramtron
-------------

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is a fabless semiconductor company that designs, develops and markets specialized semiconductor memory, microcontroller and integrated semiconductor solutions used in a wide range of product applications and markets.

Cautionary Statements
---------------------

Except for historical information, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," and "potential," among others. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to: general and regional economic conditions and conditions specific to the semiconductor industry; demand for Ramtron's products; order cancellations or reduced order placements; product sales mix; the timely development of new technologies; competitive factors such as pricing pressures on existing products and the timing and market acceptance of new product introductions; Ramtron's ability to maintain an appropriate amount of low-cost foundry production capacity from its foundry sources in a timely manner; our foundry partners' timely ability to successfully manufacture products for Ramtron; our foundry partners' ability to supply increased orders for FRAM products in a timely manner using Ramtron's proprietary technology; any disruptions of Ramtron's foundry or test and assembly contractor relationships; currency fluctuations; unexpected design and manufacturing difficulties; and the risk factors listed from time to time in Ramtron's SEC reports, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Reports filed during 2007. SEC-filed documents are available at no charge at the SEC's website (www.sec.gov) or from the company.

All forward-looking statements included in this release are based upon information available to Ramtron as of the date of this release, which may change.

The financial information in this press release and the attached financial statements have been prepared from the books and records of the company with the omission of certain information and disclosures normally included in financial statements.

In this release, the references to second quarter net income and earnings per share excluding stock-based compensation charges are not financial measures as defined by generally accepted accounting principles (GAAP). Management believes that the presentation of results excluding these charges provides meaningful supplemental information regarding the Company's operational performance.

                        (financial statements attached)

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                        RAMTRON INTERNATIONAL CORPORATION
                       SECOND-QUARTER FINANCIAL HIGHLIGHTS
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Amounts in thousands, except per-share amounts)
                                   (Unaudited)

                                    Three Months Ended    Six Months Ended
                                         June 30,              June 30,
                                      2007     2006         2007      2006
                                    --------  --------    --------  --------
Revenue:
   Product sales                    $11,936    $9,936     $22,648   $19,161
   License and development fees         179       179         358       393
   Royalties                            117       136         313       312
   Customer-sponsored research
     and development                    100        --         100        --
                                    --------  --------    --------  --------
                                     12,332    10,251      23,419    19,866
                                    --------  --------    --------  --------
Costs and expenses:
   Cost of product sales              5,622     4,850      10,878     9,113
   Research and development           2,704     2,310       5,349     4,864
   Customer-sponsored research and
     development                         94        --          94        --
   Sales and marketing                1,975     1,481       3,660     2,853
   General and administrative         1,609     1,309       3,132     2,645
                                    --------  --------    --------  --------
                                     12,004     9,950      23,113    19,475
                                    --------  --------    --------  --------
Operating income                        328       301         306       391

Interest expense                       (122)     (147)       (277)     (317)
Other income, net                        68        69          64        79
                                    --------  --------    --------  --------
Income before income tax provision      274       223          93       153
Income tax provision                    (26)      (25)        (47)      (35)
                                    --------  --------    --------  --------
Net income                          $   248   $   198     $    46   $   118
                                    ========  ========    ========  ========
Net income per common share:
    Basic and diluted               $  0.01   $  0.01     $  0.00   $  0.00
                                    ========  ========    ========  ========
Weighted average common shares
  outstanding:
    Basic                            25,130    24,388      25,029    24,388
                                    ========  ========    ========  ========
    Diluted                          26,121    24,443      25,845    24,447
                                    ========  ========    ========  ========

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                  CONDENSED CONSOLIDATED BALANCE SHEETS
                         (Amounts in thousands)
                                (Unaudited)

                                                    June 30,     December 31,
                                                     2007            2006
                                                    -------      ------------
ASSETS
Current assets:
  Cash and cash equivalents                         $ 5,049        $ 4,305
  Accounts receivable, net                            8,547          7,183
  Inventories                                         4,683          6,006
  Other current assets                                  509            494
                                                    -------        -------
Total current assets                                 18,788         17,988

Property, plant and equipment, net                    4,607          4,527
Goodwill, net                                         2,184          2,038
Intangible assets, net                                7,882          7,752
Other assets                                            146            152
                                                    -------        -------
Total assets                                        $33,607        $32,457
                                                    =======        =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                  $ 3,189        $ 3,023
  Accrued liabilities                                 1,194          1,317
  Deferred revenue                                    1,037          1,040
  Current portion of long-term debt                   1,370          1,366
                                                    -------        -------
Total current liabilities                             6,790          6,746

Long-term deferred revenue                            2,275          2,780
Long-term debt                                        5,088          5,859
                                                    -------        -------
Total liabilities                                    14,153         15,385

Stockholders' equity                                 19,454         17,072
                                                    -------        -------
                                                    $33,607        $32,457
                                                    =======        =======

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